Exhibit 99.1

TFF Pharmaceuticals Reports Fourth Quarter and Full Year 2021 Financial Results and Provides Business Update

Pipeline Advancement Continues with Ongoing Phase 2 Studies for Voriconazole and Tacrolimus Programs

Partnership Activity Surrounding Thin Film Freezing Continues to Expand Reflecting the Technology’s Broad Applicability Across Molecule Type and Therapeutic Area

Appoints Life Sciences Executive, Brandi Roberts, to Board of Directors and Anthony Hickey, Ph.D. as Chief Scientific Officer

Expands Leadership Team With Senior Appointments in Product Development and Manufacturing, Government and Strategic Initiatives, and Regulatory Affairs

Conference Call and Webcast Scheduled Today, Thursday, March 24, 2022, at 4:30 PM ET

FORT WORTH, TX -- March 24, 2022 --TFF Pharmaceuticals, Inc. (NASDAQ: TFFP), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative drug products based on its patented Thin Film Freezing (TFF) technology platform, today reported financial results for the fourth quarter and year-end December 31, 2021, and provided an update on recent corporate and clinical developments. The Company will discuss the highlights on a conference call and webcast, scheduled for today, Thursday, March 24, 2022, at 4:30 PM ET.

“The progress we have made in advancing our internal pipeline while expanding our partnered programs has positioned us for continued success in 2022,” said Glenn Mattes, CEO of TFF Pharmaceuticals. “Our two most advanced programs, Inhaled Tacrolimus and Voriconazole Powders, now have initiated Phase 2 studies based upon an impressive body of supportive clinical data. We expect an interim analysis in the second half of the year and will look to partner these assets after the release of these data. We believe the success of either program would not only advance the current standard of care in their respective indication but would also serve to unlock significant shareholder value for our investors.”

“We are also excited about the robust activity surrounding our partnered programs, which reflects a growing recognition of the potential of Thin Film Freezing technology to improve drug formulation and delivery. For example, we have partnered with Union Therapeutics to develop Inhaled Niclosamide Powder for the treatment of COVID-19 infection, and in February, TFF published new research indicating that inhaled niclosamide completely inhibited Omicron at a dose of only 1μM. In our view, this level of potency may allow us to deliver reduced doses of niclosamide directly to the lung without compromising its antiviral activity, which could lead to significant safety and tolerability advantages versus other therapies.”

“Our government and academic partnerships also continue to grow. This month, we announced a CRADA agreement with USAMRIID that will assess the immune response of a dry powder recombinant Vesicular Stomatitis Virus Severe Acute Respiratory Syndrome Coronavirus-2 Glycoprotein (TFFD-rVSV-SARS2-GP) vaccine formulated using TFF’s Thin Film Freezing technology. This is now our second CRARA agreement with USAMRIID and reflects our strategic focus to work with organizations who can provide world-class scientific talent and testing capabilities to help further validate our Thin Film Freezing technology platform.”

“It is also becoming increasingly clear that Thin Film Freezing’s ability to improve formulations across a broad range of molecular entities will likely lead to more strategic-based collaborations. On March 1st, Catalent and TFF Pharmaceuticals jointly announced a collaboration that will significantly expand our access to manufacturing capabilities and provide scalability for our Thin Film Freezing technology, while also affording us the opportunity to build a portfolio of technology licensing partnerships. We are very excited about this strategic collaboration with Catalent and believe it will provide us the opportunity to significantly expand the applications of our technology platform.”

“Today, I am also very pleased to announce the appointment of Brandi Roberts to our Board. With over two decades of financial management expertise within the life sciences sector, Brandi brings considerable talent and experience to our company and is joining us at an important time in our Company’s growth. We will clearly benefit from her insight and depth of knowledge, and I look forward to working with her.”

“I would also like to express my thanks to Dr. Brian Windsor, who is stepping down from his roles as Board member and CSO. Since our company’s founding, Brian has been instrumental in helping to bring Thin Film Freezing technology to so many of our partners and pipeline assets. Brian has clearly played a key role in the evolution of TFF Pharmaceuticals, and on behalf of the entire team at TFF Pharmaceuticals, we thank him for his many accomplishments and guidance, and we wish him the best in his future endeavors.”

“Today as well, we are very pleased to announce the appointment of Dr. Anthony Hickey as our new Chief Scientific Officer. Tony is an internationally recognized scientist who has published extensively in several areas related to our core technology, including pharmaceutical inhalation aerosols, pharmaceutical process engineering, particulate science, pharmaco-complexity and tuberculosis therapy.”

“I am thrilled to assume the role of Chief Scientific Officer with TFF Pharmaceuticals”, said Dr. Anthony Hickey. “As a member of the TFF’s Scientific Advisory Board, I have seen the tremendous progress Glenn and his team have made in bringing thin film freezing technology into the mainstream of advanced formulation development. As CSO, finding opportunities to bring this innovative technology to both industry and academia will be a key focus for me, and I look forward to working with the outstanding scientists at TFF to achieve this objective.”

Mr. Mattes continued, “In 2021, we demonstrated the successful application of our Thin Film Freezing technology through the generation of positive clinical data in our two lead candidates. We believe these data sets, along with expansion of testing activities for our numerous partners, all point to Thin Film Freezing’s potential as a viable, mainstream formulation technology with potential to fundamentally change drug delivery. In 2022, we plan to leverage the success from the prior year to further build momentum and growth across our business to help drive shareholder value.”

Conference Call and Webcast Information

The Company will host a conference call today, Thursday, March 24, 2022, at 4:30 PM, Eastern Standard Time, to review the clinical, corporate and financial highlights. To participate in the conference call, please dial the following numbers prior to the start of the call:

Domestic Dial-In Number: Toll-Free: 1-877-407-3982

International Dial-In Number: 1-201-493-6780

Conference ID: 13726816

The call will also be broadcast live over the Web and can be accessed on TFF Pharmaceuticals’ Website, https://tffpharma.com or directly at https://themediaframe.com/mediaframe/webcast.html?webcastid=8HlFQvDt

Please access the Company’s website at least 15 minutes ahead of the conference to register, download, and install any necessary audio software. The conference call will also be available for replay for one month on the Company’s website in the Events Calendar of the Investors section.

Recent Clinical and Corporate Highlights:

●	Voriconazole Inhalation Powder (TFF VORI): In November, announced the completion of dosing in the Phase 1b clinical trial of Voriconazole Inhalation Powder (TFF VORI), a next-generation, direct-to-lung, inhaled dry powder version of voriconazole for the treatment and prevention of Invasive Pulmonary Aspergillosis (IPA) (NCT #04576325). This study assessed the safety and tolerability in two cohorts of eight patients with mild to moderate asthma, a population at high risk of developing IPA. Initial data from the study suggests that TFF VORI is well tolerated in asthma patients, supporting the Company’s progress to Phase 2 study in IPA patients.

Voriconazole is recommended as the first line treatment for IPA according to the Infectious Disease Society (IDSA) - Practice Guidelines for the Diagnosis and Management of Aspergillosis (2016), but oral voriconazole is associated with significant drug-drug interactions and toxicities. Delivery of voriconazole directly to the lung may allow for a product that has greater efficacy than orally administered voriconazole and that has improved safety through reduced systemic toxicities and reduced drug-drug interactions.

To date, observational data from this trial support the inclusion of patients that have hyperreactive airway disease comorbidities in the Phase 2 trial. This suggests TFF VORI also may have the potential to treat Allergic Bronchopulmonary Aspergillosis (ABPA), which impacts up to 2.5%1 of asthma patients.

●	Science Day Event: In December, TFF Pharmaceuticals hosted a virtual Science Day which featured a presentation by Carsten Schwarz, M.D., Director of the Cystic Fibrosis Center in Potsdam Germany, on the Company’s Inhaled Voriconazole Powder for the treatment of invasive pulmonary aspergillosis (IPA), and a presentation by Christopher Emig, Ph.D., President and CEO of Augmenta Bioworks, Inc., on inhaled AUG-3387 for COVID-19. A replay of this event can be found on the TFF Pharmaceuticals website under the Investors – Events Calendar.

●	Board of Director Appointment: Today, the Company announced the appointment of Brandi Roberts to the TFF Pharmaceuticals’ Board of Directors. Ms. Roberts has over 25 years of public accounting and finance experience, including 22 years at publicly traded pharmaceutical, medical technology, and life science companies. Ms. Roberts has served as the Chief Financial Officer of Longboard Pharmaceuticals, Inc. (Nasdaq: LBPH) since January 2021. Previously, Ms. Roberts served as Chief Financial Officer of Lineage Cell Therapeutics, Inc. (NYSE: LCTX) from January 2019 to January 2021. Prior to joining Lineage, she served as Chief Financial Officer of REVA Medical, Inc. Ms. Roberts previously served as Chief Financial Officer of Mast Therapeutics, Inc. from January 2013 to April 2017, and as its Senior Vice President, Finance, from March 2011 to January 2013. Previously, she held senior positions at Alphatec Spine, Inc., Artes Medical, Inc., Stratagene Corporation, and Pfizer, Inc. Ms. Roberts currently serves as Chair of the Southern California Chapter of the Association of Bioscience Financial Officers and has served on the Board of Temple Therapeutics BV since November 2019. Ms. Roberts is a certified public accountant with the State of California and received her B.S. degree in business administration from the University of Arizona and her M.B.A. from the University of San Diego.

●	Appointment of Chief Scientific Officer: Today, the Company announced the appointment of Anthony Hickey, Ph.D. as Chief Scientific Officer. Dr. Hickey is Professor Emeritus in Pharmacoengineering and Molecular Pharmaceutics at the Eshelman School of Pharmacy of the University of North Carolina at Chapel Hill. Dr. Hickey is also Adjunct Professor of biomedical engineering at the University of North Carolina (UNC) School of Medicine.

TFF Pharmaceuticals also announced that Dr. Brian Windsor has stepped down from his roles as Chief Scientific Officer and Board member effective March 21, 2022, to focus exclusively on his role as President and CEO of Lung Therapeutics.

●	Expands Leadership Team: Today, the Company also announced the appointment of three additional seasoned executives to help lead the company:

●	John Koleng, Ph.D., R.Ph. - Vice President of Product Development and Manufacturing

Dr. Koleng has more than 20 years of experience in the pharmaceutical industry. He was an executive with three drug development companies, Oticara, Via Therapeutics, and CloXero Therapeutics, and co-founded AlphaVektor, LLC and Axxis Innovations, Inc. John is an industry-recognized expert in drug development including nasal/pulmonary products and injectables. John has an historic relationship working with TFF as a consultant and is an inventor on several patent applications filed on behalf of TFF. He has a B.S. in Pharmacy and a Ph.D. in Pharmaceutics, both from the University of Texas at Austin where he currently is an Adjunct Assistant Professor of Pharmaceutics and serves on the College of Pharmacy Dean’s Advisory Council. He is a registered pharmacist.

●	Greg J. Davenport, Ph.D. - Vice President of Government and Strategic Initiatives Dr. Davenport brings over 28 years of pharmaceutical product development and government contracting experience as a C-Level Executive in the life sciences. Greg is a founding partner of Dport Federal Group, LLC, a consulting firm that assists various clients in the life science and pharmaceutical industries seeking to conduct business with the Federal Government. At TFF, Dr. Davenport willoversee academic, government, and industry infectious disease and biodefense collaborations, while also pursuing non-dilutive funding to advance TFF’s technology platform and products to address government and commercial needs. Greg earned a B.S. from Dillard University and received his Ph.D. in Molecular Biology from Howard University.

●	Paul Manley - Head of Regulatory Affairs

Mr. Manley has accumulated 30+ years of business and senior management experience in regulatory affairs, compliance and overall drug development across a range of therapeutic areas. Paul’s corporate career encompassed senior management and technical leadership positions within the U.S. and Europe in both large corporations (VP, Global Regulatory Affairs – Oncology, Johnson & Johnson) and start-up-like entities (VP, Regulatory Affairs and Compliance, Genta Incorporated). In 2007 Paul established Orvieto Consulting, LLC, providing strategic advice to numerous companies across a wide range of scientific disciplines.

●	Strategic Business Development and Partnership Activities – Biopharmaceutical Companies and Research Institutions:

o	In March, TFF entered into a collaboration agreement with Catalent focused on providing access to its large number of clients the innovative TFF technology which has the potential to increase the adoption of the pulmonary and nasal route for the systemic delivery of biotherapeutics. In addition, Catalent will become the CDMO of choice for these referred clients and, Catalent will assume a priority position in TFF’s biologics collaborations.

o	In February, announced that results from its recently completed in vitro neutralization and viral replication assays indicate that the Niclosamide Inhalation Powder completely inhibited viral replication of both the Delta and Omicron variants of SARS-CoV-2. Compared to data from previously published studies, the results demonstrate that Niclosamide Inhalation Powder appears to be the most potent inhibitor of SARS-CoV-2 replication, including the Omicron variant. Results from these studies also confirm previous findings which validated the potent antiviral efficacy of niclosamide in a human airway model.

In January, announced the completion of enrollment of 40 healthy subjects for a Phase 1 clinical trial (NCT#05168644) of Niclosamide Inhalation Powder. The Company is developing Niclosamide Inhalation Powder in partnership with Union Therapeutics as a potential antiviral treatment to treat COVID-19 and other respiratory viral diseases.

o	In October, TFF and Augmenta Bioworks announced the publication of a research paper highlighting positive preclinical study results of AUG-3387, a monoclonal antibody (mAb) therapy being developed in collaboration between the two companies for the treatment of SARS-CoV-2 infection. The findings have been published online through the bioRxiv preprint server, under the title “AUG-3387, a Human-Derived Monoclonal Antibody Neutralizes SARS-CoV-2 Variants and Reduces Viral Load from Therapeutic Treatment of Hamsters In Vivo.”

●	Strategic Business Development and Partnership Activities – Governmental and Defense Contracting Agencies:

o	In March, entered into a new Cooperative Research and Development Agreement with the United States Army Medical Research Institute of Infectious Diseases, also known as USAMRIID, and the Geneva Foundation, a nonprofit foundation that supports and advances innovative medical research within the U.S. Military. TFF Pharmaceuticals and USAMRIID will evaluate the immune response of a dry powder recombinant Vesicular Stomatitis Virus Severe Acute Respiratory Syndrome Coronavirus-2 Glycoprotein vaccine formulated using TFF’s Thin Film Freezing technology. The end goal is to develop a single, easily administered and temperature stable countermeasure to protect our warfighters against multiple viral pathogens such as SARS-CoV-2, Ebola, and Marburg.

Financial Results

For the year ended December 31, 2021, compared to 2020

●	Cash Position: As of December 31, 2021, TFF Pharmaceuticals reported cash and cash equivalents of $33.8 million.

●	Research and Development (R&D) expenses: R&D expenses for 2021 were $21.3 million, compared to $10.7 million in 2020.

●	General & Administrative (G&A) expenses: G&A expenses for 2021 were $10.6 million, compared to $8.0 million in 2020.

●	Net Loss: TFF Pharmaceuticals reported a net loss for 2021 of $31.0 million, compared to a net loss of $18.6 million in 2020.

For the three months ended December 31, 2021, compared to the prior year:

●	Research and Development (R&D) expenses were $6.9 million compared to $3.1 million for the same period in 2020.

●	General & Administrative (G&A) expenses were $3.2 million compared to $2.9 million for the same period in 2020.

●	Net Loss: TFF Pharmaceuticals reported a net loss of $10.0 million, compared to a net loss of $5.9 million for the same period in 2020.

ABOUT TFF PHARMACEUTICALS’ THIN FILM FREEZING TECHNOLOGY PLATFORM

TFF Pharmaceuticals’ Thin Film Freezing (TFF) platform was designed to improve the solubility and absorption of poorly water-soluble drugs and is particularly suited to generate dry powder particles with properties targeted for inhalation delivery, especially to the deep lung, an area of extreme interest in respiratory medicine. The TFF process results in a “Brittle Matrix Particle,” which possesses low bulk density, high surface area, and typically an amorphous morphology, allowing the particles to supersaturate when contacting the target site, such as lung tissue. Based upon laboratory experiments the aerodynamic properties of the particles are such that the portion of a drug deposited to the deep lung has the potential to reach as high as 75 percent.

ABOUT TFF PHARMACEUTICALS

TFF Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative drug products based on its patented Thin Film Freezing, or TFF, technology platform. Early testing confirms that the TFF platform can significantly improve the solubility and absorption of poorly water-soluble drugs, a class of drugs that comprises approximately one-third of the major pharmaceuticals worldwide, thereby improving their pharmacokinetics. TFF Pharmaceuticals has two lead drug candidates: Inhaled Voriconazole Powder and Inhaled Tacrolimus Powder. The Company plans to add to this pipeline by collaborating with large pharmaceutical partners. The TFF Platform is protected by over 120 patents issued or pending in the U.S. and internationally. To learn more about TFF Pharmaceuticals and its product candidates, visit the Company’s website at https://tffpharma.com.

SAFE HARBOR

This press release contains forward-looking statements regarding TFF Pharmaceuticals, Inc., including the expectations for its continued development of Inhaled Tacrolimus and Voriconazole Powdersand an Inhaled Niclosamide Powder for the treatment of COVID-19 infection, collaboration and referral arrangement with Catalent, the benefits of the Company’s TFF platform and the Company’s plans to add to its existing pipeline of product candidates. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (i) the risk that the Company may not be able to successfully conclude clinical testing or obtain pre-market approval of its Inhaled Tacrolimus, Voriconazole or Niclosamide Powders or any of its dry powder product candidates, (ii) the risk that the Company may not achieve the favorable results expected from its collaboration and referral agreement with Catalent, ((iii) no drug product incorporating the TFF platform has received FDA pre-market approval or otherwise been incorporated into a commercial drug product, (iv) the Company has no current agreements or understandings with any large pharmaceutical companies for the development of a drug product incorporating the TFF Platform, (v) the risk that the Company will not be able to conclude a long-term commercial agreement with any third-party, and (vi) those other risks disclosed in the section “Risk Factors” included in the Company’s 2021 Annual Report on Form 10-K filed with the SEC on March 24, 2022. TFF Pharmaceuticals cautions readers not to place undue reliance on any forward-looking statements. TFF Pharmaceuticals does not undertake, and specifically disclaims, any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Company Contacts:

Glenn Mattes
President and CEO
TFF Pharmaceuticals, Inc
gmattes@tffpharma.com

Kirk Coleman
Chief Financial Officer
TFF Pharmaceuticals, Inc.
kcoleman@tffpharma.com

Investor Relations Contact:

Corey Davis, Ph.D.
LifeSci Advisors
212-915-2577
cdavis@lifesciadvisors.com

Media Contact:

Gwendolyn Schanker
LifeSci Communications
(269) 921-3607
gschanker@lifescicomms.com

[1]	Denning DW, Pleuvry A, Cole DC. Global burden of allergic bronchopulmonary aspergillosis with asthma and its complication chronic pulmonary aspergillosis in adults. Med Mycol. 2013 May;51(4):361-70. doi: 10.3109/13693786.2012.738312. Epub 2012 Dec 4. PMID: 23210682. Accessed November 5, 2021.

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TFF PHARMACEUTICALS, INC.

Consolidated Balance Sheets
as of December 31, 2021 and 2020

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$33,794,672	$35,300,805
Receivable due from collaboration agreement	1,628,703	—
Research and development tax incentive receivable	966,646	—
Prepaid assets and other current assets	2,447,930	2,258,229
Total current assets	38,837,951	37,559,034
Property and equipment, net	1,859,860	1,102,808
Total assets	$40,697,811	$38,661,842
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,493,842	$1,297,725
Accrued compensation	416,910	—
Deferred research grant revenue	50,000	24,315
Total liabilities	1,960,752	1,322,040
Commitments and contingencies
Stockholders’ equity:
Common stock; $0.001 par value, 45,000,000 shares authorized; 25,371,781 and 22,534,874 shares issued and outstanding as of December 31, 2021 and 2020, respectively	25,372	22,535
Additional paid-in capital	104,078,968	71,648,453
Accumulated other comprehensive loss	(48,921)	(51,538)
Accumulated deficit	(65,318,360)	(34,279,648)
Total stockholders’ equity	38,737,059	37,339,802
Total liabilities and stockholders’ equity	$40,697,811	$38,661,842

TFF PHARMACEUTICALS, INC.

Consolidated Statements of Operations
for the years ended December 31, 2021 and 2020

CONSOLIDATED STATEMENTS OF OPERATIONS	Year Ended December 31, 2021	Year Ended December 31, 2020
Grant revenue	$88,161	$—
Operating expenses:
Research and development	21,300,865	10,681,565
General and administrative	10,573,954	8,012,085
Total operating expenses	31,874,819	18,693,650
Loss from operations	(31,786,658)	(18,693,650)
Other income:
Other income	696,714	—
Interest income	51,232	126,416
Total other income	747,946	126,416
Net loss	$(31,038,712)	$(18,567,234)
Net loss per share, basic and diluted	$(1.25)	$(0.91)
Weighted average common shares outstanding, basic and diluted	24,820,971	20,425,162